News Release	The Procter & Gamble Company One P&G Plaza Cincinnati, OH 45202

FOR IMMEDIATE RELEASE

PROCTER & GAMBLE ANNOUNCES APPOINTMENT OF DIRECTOR

Angela Braly Appointed to Board of Directors

CINCINNATI, Dec. 8, 2009 – The Procter & Gamble Company (NYSE: PG) today announced the appointment of Angela F. Braly (48), president and chief executive officer of WellPoint, Inc. (NYSE: WLP), to its board of directors.  The appointment is effective immediately.

“Angela is an experienced business leader in the critical health sector,” commented A. G. Lafley, P&G chairman of the board.  “She will be a valued addition to the P&G board.”

WellPoint, Inc. is the largest health benefits company in terms of medical membership in the United States, serving approximately 34 million members in its affiliated health plans.  Prior to being named president and chief executive officer of WellPoint in June 2007, Ms. Braly served as WellPoint’s executive vice president, general counsel and chief public affairs officer since April 2005.  She served as president and chief executive officer of Blue Cross Blue Shield of Missouri (a WellPoint subsidiary) from August 2003 until April 2005.

About Procter & Gamble
Four billion times a day, P&G brands touch the lives of people around the world. The company has one of the strongest portfolios of trusted, quality, leadership brands, including Pampers®, Tide®, Ariel®, Always®, Whisper®, Pantene®, Mach3®, Bounty®, Dawn®, Gain®, Pringles®, Charmin®, Downy®, Lenor®, Iams®, Crest®, Oral-B®, Duracell®, Olay®, Head & Shoulders®, Wella®, Gillette®, Braun® and Fusion®. The P&G community includes approximately 135,000 employees working in about 80 countries worldwide. Please visit http://www.pg.com for the latest news and in-depth information about P&G and its brands.

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P&G Media Contact:
Paul Fox, +1.513.983.3465
fox.pd@pg.com